Magna Management Ltd. 2153-349 W Georgia St, Vancouver, BC V6B 3V3 Tel 604 669-9000 Fax 604 899-8827

November 2nd, 2012

Matt Moen

Box 54

Virginia City, MT 59755

Dear Matt,

Once again, we would like to thank you for your communications with Marlene Moen, Gene Nellis, Hartmut Baitis and lnga Baitis who are the collective (owners) of the mining property associated with the Pony claims. Thank you for confirming that the owners have agreed to an extension of a $250,000 payment due November 5th, 2012 to December 5th, 2012. As discussed we will provide an addendum to the agreement and will be sending it to Rick Orizotti for his review.

Sincerely,

/s/ Carolin Schelta

Carolin Schelta

Magna Management Ltd.

2153-349 W Georgia St

Vancouver, BC V6B 3V3

Mobile: 604 838-8303

Office: 604 669-9000

Email: botanybug@shaw.ca